EXHIBIT 99.2

FOR IMMEDIATE RELEASE
JAMES J. GROBERG AND RON KOCHMAN
VOLT INFORMATION SCIENCES, INC.
(212) 704-2400
VOLTINVEST@VOLT.COM


                       VOLT INFORMATION SCIENCES ANNOUNCES
                  COMPLETION OF NEW FINANCING STRUCTURE PACKAGE


New York, NY, April 16, 2002 - Volt Information Sciences, Inc. (NYSE: VOL) announced today the closing of its previously reported new financing structure. The Company has replaced its $115,500,000 364-day revolving credit facility with a $100,000,000 three-year accounts receivable securitization program and a $40,000,000 two-year secured revolving credit facility.

The securitization program, which was arranged by Mellon Financial Markets LLC and will be administered by Three Rivers Funding Corp., an asset backed commercial paper conduit sponsored by Mellon Bank, will be fully described in a footnote to Volt's future quarterly and annual financial statements.

The Administrative Agent and Arranger for the secured revolving credit facility is JP Morgan Chase. The other banks participating in the revolver are Mellon Bank, Wells Fargo and Lloyds.

As noted in the Company's first fiscal quarter earnings release, the Company previously prepaid the remaining $30,000,000 of its Senior Notes on March 5, 2002.

"We are extremely pleased that we have been provided with the financing resources necessary for our future working capital requirements, while lowering our cost of financing," commented William Shaw, Chairman and President of the Company.

Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions for its Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial, and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit the Volt Information Sciences, Inc., web site at http://www.volt.com.


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This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. A copy of the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations. These and certain other SEC filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Company's website at http://www.volt.com in the Investor Information section.


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